Exhibit 99.1

OmniAb Reports Second Quarter 2024 Financial Results and Business Highlights
Conference Call with Slides Begins at 4:30 p.m. Eastern Time Today

EMERYVILLE, Calif. (August 8, 2024) – OmniAb, Inc. (NASDAQ: OABI) today reported financial results for the three and six months ended June 30, 2024, and provided operating and partner program updates.

“Second quarter results were in-line with our expectations and support our view of the full year. We advanced our business by adding new partnerships and programs as existing partners made important clinical progress in their respective programs,” said Matt Foehr, Chief Executive Officer of OmniAb. “With recent momentum in business development, 2024 has the potential to be a record year in terms of deal flow, which we believe is driven by the quality and differentiation of our technology platforms and by the superior execution of our team.”

Second Quarter 2024 Financial Results

Revenue for the second quarter of 2024 was $7.6 million, compared with $6.9 million for the same period in 2023, with the increase primarily due to the accelerated recognition of deferred service revenue related to the discontinuation of a GSK ion channel program.

Research and development expense was $13.9 million for the second quarter of 2024, compared with $14.1 million for the same period in 2023. General and administrative expense was $8.0 million for the second quarter of 2024, compared with $8.7 million for the same period in 2023, with the decrease primarily due to lower share-based compensation expense as well as nonrecurring prior-year costs associated with ERP system implementation. Amortization of intangible assets increased in the second quarter of 2024 due to a $1.2 million impairment related to assets associated with two legacy unpartnered Ab Initio programs. Other operating income for the second quarter of 2024 includes a $2.6 million reduction in contingent liabilities primarily attributed to changes in partner ion channel programs.

Net loss for the second quarter of 2024 was $13.6 million, or $0.13 per share, compared with a net loss of $14.7 million, or $0.15 per share, for the same period in 2023.

Year-to-Date Financial Results

Revenue for the six months ended June 30, 2024 was $11.4 million, compared with $23.9 million for the same period in 2023, with the decrease primarily due to the recognition in the 2023 period of various milestones, including a $10 million milestone related to the first commercial sale of TECVAYLI® (teclistamab) in the European Union.

Research and development expense was $28.5 million for the six months ended June 30, 2024, compared with $27.9 million for the same period in 2023, with the increase primarily due to higher contract research costs partially offset by lower share-based compensation. General and administrative expense was $16.3 million for the six months ended June 30, 2024, compared with $16.9 million for the same period in 2023, with the decrease primarily due to non-recurring consulting and other outside service expenses incurred in 2023 related to the Company’s spin-off. Amortization of intangible assets increased for the six months ended June 30, 2024 due to a $1.2 million impairment related to assets associated with two legacy unpartnered Ab Initio programs. Other operating income for the six months ended June 30, 2024 includes a $2.6 million reduction in contingent liabilities attributed to changes in partner ion channel programs.

Net loss for the six months ended June 30, 2024 was $32.6 million, or $0.32 per share, compared with a net loss of $20.8 million, or $0.21 per share, for the same period in 2023.

As of June 30, 2024, OmniAb had cash, cash equivalents and short-term investments of $57.2 million.

2024 Financial Guidance

OmniAb now expects total operating expenses in 2024 to be slightly less than total operating expenses in 2023.

OmniAb continues to expect its cash use in 2024 to be relatively similar to its cash use in 2023, excluding the $35 million TECVAYLI milestone payment received in 2023. Given the expected progression of the existing partnered pipeline, OmniAb expects its cash use in 2025 to be substantially lower than in 2024. OmniAb’s current cash balance and cash from operations are expected to provide sufficient capital to fund operations for the foreseeable future.

Second Quarter 2024 and Recent Business Highlights

During the second quarter of 2024, OmniAb entered into new platform license agreements with DAAN Bio and Topaz Therapeutics, and expanded its technology access license relationship with HanAll Biopharma. As of June 30, 2024, the Company had 83 active partners and 333 active programs, including 32 OmniAb-derived programs in clinical development or being commercialized. OmniAb also recently entered into new platform license agreements with 92Bio, Inc. and Memorial Sloan Kettering Cancer Center. Additionally, OmniAb recently entered into a joint antibody drug conjugate asset discovery and material transfer agreement with Redwood Bioscience, Inc., a wholly owned subsidiary of Catalent, Inc.

Second quarter 2024 and recent partner and business highlights include the following:

IMVT-1402

•In the second quarter, Immunovant disclosed that it expects to advance IMVT-1402 in further studies for indications such as myasthenia gravis, Graves' disease and chronic inflammatory demyelinating polyneuropathy, all with ongoing studies using batoclimab. The decision of whether to advance IMVT-1402 to a registrational study for thyroid eye disease (TED) will be made after disclosing topline data for batoclimab in TED in the first half of 2025.

Batoclimab

•Harbour Biomed announced that it has resubmitted the Biologics License Application of batoclimab (HBM9161) to the National Medical Products Administration of China for the treatment of generalized myasthenia gravis.

Acasunlimab

•Genmab announced initial data from the Phase 2 GCT1046-04 trial evaluating acasunlimab (DuoBody-PD-L1x4-1BB), an investigational bispecific antibody also known as GEN1046/BNT311, as monotherapy and in combination with pembrolizumab in patients with PD-L1-positive metastatic non-small cell lung cancer who had disease progression following one or more prior lines of anti-PD-L1-containing treatment. The results showed a 12-month overall survival rate of 69%, a median overall survival of 17.5 months and a 30% overall response rate (confirmed ORR 17%) at the time of data cut-off in patients treated with the combination of acasunlimab and pembrolizumab every six weeks. Data from this ongoing Phase 2 study will inform the planned pivotal Phase 3 trial, which is expected to start before year-end 2024.

Sugemalimab

•CStone recently announced European approval for sugemalimab, an anti-PD-L1 monoclonal antibody (mAb) for first-line treatment of both squamous and non-squamous non-small cell lung cancer. CStone is actively preparing to submit additional Marketing Authorization Applications to the European Medicines Agency for new indications, including Stage III non-small cell lung cancer, first-line gastric cancer, first-line esophageal cancer, and relapsed/refractory extranodal natural killer/T-cell lymphoma.
•CStone announced that it entered into a strategic commercial collaboration with Ewopharma. Under the licensing and commercialization agreement, Ewopharma gained the commercial rights for sugemalimab in Switzerland and 18 Central Eastern European countries. CStone also disclosed that discussions for commercial partnerships in Western Europe, Latin America, the Middle East, Southeast Asia, etc., are progressing well and are expected to conclude soon.

Zimberelimab

•Arcus announced the completion of patient enrollment for STAR-221, a Phase 3 study in collaboration with Gilead Sciences evaluating the combination of the Fc-silent anti-TIGIT antibody domvanalimab plus the anti-PD-1 mAb zimberelimab and chemotherapy in patients with locally advanced unresectable or metastatic gastric, gastroesophageal junction or esophageal adenocarcinoma.

ALTA-002

•Tallac Therapeutics disclosed U.S. Food and Drug Administration clearance of its investigational new drug application for ALTA-002, a SIRPα targeting toll-like receptor agonist antibody conjugates (TRAAC), in patients with advanced solid tumors.

M9140

•At the American Association for Cancer Research Annual Meeting, Merck KGaA presented data on M9140, a novel antibody-drug conjugate with topoisomerase 1 inhibitor payload targeting carcinoembryonic antigen-related cell adhesion molecule 5 (CEACAM5) expressing tumors. M9140 demonstrated high potency, strong antitumor activity and bystander effect in preclinical models.

•A first-in-human Phase 1 study to evaluate the safety, tolerability, pharmacokinetics and preliminary clinical activity of M9140 in patients with advanced solid tumors is ongoing.

CSX-1004

•Cessation announced the presentation of preliminary data from its Phase 1a first-in-human study of CSX-1004, an investigational mAb for prophylaxis against fentanyl-related overdose, showing that CSX-1004 is safe and well-tolerated under the conditions tested. The exposure data were also predictive of efficacy for blocking fentanyl-induced respiratory depression.

Small Molecule Ion Channel Program Updates

•In the second quarter, GSK discontinued its work on a small molecule Nav1.1 sodium channel modulator program. OmniAb retains co-ownership of all intellectual property for the program. GSK and OmniAb maintain a collaboration on a small molecule ion channel preclinical-stage program for neurological disease.
•Subsequent to the second quarter, OmniAb was notified that Roche is returning its rights to a pre-clinically differentiated small molecule targeting Kv7.2. The termination is not due to scientific reasons. Roche and OmniAb maintain collaborations on two additional small molecule ion channel programs for potential treatment of central nervous system disorders.

xPloration® Technology Platform Recent Events

•OmniAb presented an overview of xPloration, its high-throughput single B-cell screening microcapillary platform that leverages machine learning and AI, in a presentation titled “Deep Screening in Harmony with Artificial Intelligence for Bispecific Antibody Discovery” at the 20th Annual PEGS Boston Conference and Expo. This presentation highlighted the technical synergies between xPloration, OmniFlic®, OmniClic® and OmniDeep® to enable new bispecific antibody discovery workflows for OmniAb’s current and future partners.
•OmniAb disclosed the issuance of U.S. Patent number 12,024,705 B2 entitled “Methods and Systems for Screening Using Microcapillary Arrays.” The patent was issued by the United States Patent and Trademark Office on July 2, 2024 and has an expected expiry of December 12, 2036. Additionally, a patent titled “Lateral Loading of Microcapillary Arrays” was issued on May 1, 2024 in Europe as EP3890876 with an expected expiry of December 5, 2039.

In June, OmniAb announced the publication of a peer-reviewed paper titled “Chickens with a Truncated Light Chain Transgene Express Single-Domain H Chain-Only Antibodies” in the Journal of Immunology demonstrating that chickens can be genetically engineered to produce functional heavy chain-only single-domain antibodies. sdAbs are produced naturally by camelids and have gained popularity as small, robust and highly modular building blocks for antibody discovery.

Conference Call and Webcast

OmniAb management will host a conference call with accompanying slides today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (800) 549 8228 using the conference ID 01718. Slides, as well as the live and replay webcast of the call, are available at https://investors.omniab.com/investors/events-and-presentations/default.aspx.
About OmniAb®

OmniAb licenses cutting edge discovery research technology to the pharmaceutical and biotech industry to enable the discovery of next-generation therapeutics. Our technology platform creates and screens diverse antibody repertoires and is designed to quickly identify optimal antibodies and other target-binding proteins for our partners’ drug development efforts. At the heart of the OmniAb platform is something we call Biological Intelligence™ (BI), which powers the immune systems of our proprietary, engineered transgenic animals to create optimized antibody candidates for human therapeutics.

We believe the OmniAb animals comprise the most diverse host systems available in the industry. Our suite of technologies and methods, including computational antigen design and immunization methods, paired with high-throughput single B cell phenotypic screening and mining of next-generation sequencing datasets with custom algorithms, are used to identify fully-human antibodies with exceptional performance and developability characteristics.

Our proprietary transgenic animals, including OmniRat®, OmniChicken® and OmniMouse® have been genetically modified to generate antibodies with human sequences to streamline the development of human therapeutic candidates. OmniFlic® and OmniClic® are fixed or common light-chain rats and chickens, respectively, designed to facilitate the discovery of bispecific antibodies. OmniTaur™ provides cow-inspired antibodies with unique structural characteristics for challenging targets. OmnidAb™, is an in vivo platform for the discovery of single domain antibodies based upon a human VH scaffold that affinity matures in a chicken host environment to provide a functionally diverse immune repertoire unavailable from mammalian systems. Our proprietary technologies are joined with and leverage OmniDeep™, which is a suite of in silico, AI and machine learning tools for therapeutic discovery and optimization that are woven throughout our various technologies and capabilities. Additionally, an established core competency focused on ion channels and transporters further differentiates OmniAb’s technology and creates opportunities in many important and emerging target classes.

OmniAb technologies can be leveraged for the discovery of a variety of next-generation antibody-based therapeutic modalities, including bi- and multi-specific biologics, antibody-drug conjugates, CAR-T therapies, targeted radiotherapeutics, and many others.

For more information, please visit www.omniab.com.

Forward-Looking Statements

OmniAb cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or continue” and similar expressions, are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the ability to scale and leverage our business model; the growth prospects of our business and the potential to have a record year in terms of deal flow; the expected performance and expansion of, our technologies and the opportunities they may create; the ability to add new partners and programs; scientific presentations and clinical and regulatory events of our partners and the timing thereof; the sufficiency of our staffing and resources; expected operating expense and cash runway; and the future balance of cash, cash equivalents and short-term investments. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our future success is dependent on acceptance of our technology platform and technologies by new and existing partners, as well as on the eventual development, approval and commercialization of products developed by our partners for which we have no control over the development plan, regulatory strategy or commercialization efforts; biopharmaceutical development is inherently uncertain; risks arising from changes in technology; the competitive environment in the life sciences and biotechnology platform market; our failure to maintain, protect and defend our intellectual property rights; difficulties with performance of third parties we will rely on for our business; regulatory developments in the United States and foreign countries; unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price; we may use our capital resources sooner than we expect; and other risks described in our prior press releases and filings with the SEC, including under the heading “Risk Factors” in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Partner Information

The information in this press release regarding partnered products and programs comes from information publicly released by our partners.

Contacts:
OmniAb, Inc.
Kurt Gustafson
investors@OmniAb.com
Twitter @OmniAbTech
(510) 768-7760
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OMNIAB, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,794	$16,358
Short-term investments	36,433	70,625
Accounts receivable, net	6,876	3,844
Prepaid expenses and other current assets	3,199	4,074
Total current assets	67,302	94,901
Intangible assets, net	147,512	155,467
Goodwill	83,979	83,979
Property and equipment, net	17,333	18,249
Operating lease right-of-use assets	18,870	19,884
Restricted cash	560	560
Other long-term assets	1,707	2,185
Total assets	$337,263	$375,225
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,809	$4,411
Accrued expenses and other current liabilities	4,549	7,068
Current contingent liabilities	328	1,303
Current deferred revenue	2,911	6,848
Current operating lease liabilities	3,557	3,486
Total current liabilities	14,154	23,116
Long-term contingent liabilities	1,190	3,203
Deferred income taxes, net	6,839	11,354
Long-term operating lease liabilities	20,775	22,075
Long-term deferred revenue	72	862
Other long-term liabilities	52	30
Total liabilities	43,082	60,640
Stockholders' equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized at June 30, 2024 and December 31, 2023; no shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at June 30, 2024 and December 31, 2023; 118,156,326 and 116,859,468 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	12	12
Additional paid-in capital	366,153	353,890
Accumulated other comprehensive income (loss)	(25)	50
Accumulated deficit	(71,959)	(39,367)
Total stockholders’ equity	294,181	314,585
Total liabilities and stockholders’ equity	$337,263	$375,225

OMNIAB, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
License and milestone revenue	$3,125	$4,330	3,841	$16,976
Service revenue	4,171	2,451	6,937	6,409
Royalty revenue	318	165	637	480
Total revenue	7,614	6,946	11,415	23,865
Operating expenses:
Research and development	13,935	14,133	28,486	27,892
General and administrative	7,965	8,738	16,302	16,933
Amortization of intangibles	4,543	3,380	7,955	6,749
Other operating expense (income), net	(2,524)	140	(2,470)	189
Total operating expenses	23,919	26,391	50,273	51,763
Loss from operations	(16,305)	(19,445)	(38,858)	(27,898)
Other income (expense), net:
Interest income	785	1,285	1,760	2,609
Other expense, net	(9)	(4)	(9)	(4)
Total other income (expense), net	776	1,281	1,751	2,605
Loss before income taxes	(15,529)	(18,164)	(37,107)	(25,293)
Income tax benefit	1,898	3,436	4,515	4,465
Net loss	$(13,631)	$(14,728)	$(32,592)	$(20,828)

Net loss per share, basic and diluted	$(0.13)	$(0.15)	$(0.32)	$(0.21)

Weighted-average shares outstanding, basic and diluted	101,456	99,493	101,106	99,326